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                         April 27, 2021

       Cameron McAulay
       CFO
       Transphorm, Inc.
       75 Castilian Drive
       Goleta, CA 93117

                                                        Re: Transphorm, Inc.
                                                            Registration
Statement on Form S-3
                                                            File No. 333-255441
                                                            Filed on April 22,
2021

       Dear Mr. McAulay:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Anne
McConnell at 202-551-3709 with any questions.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Manufacturing